                                    Registration No. __________
As filed with the Securities and Exchange Commission on November 15, 2021

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BAYFIRST FINANCIAL CORP.
        (Exact name of registrant as specified in its charter)

        Florida                    59-3665079
     (State or other jurisdiction of        (I.R.S. Employer
     Company or organization)            Identification No.)

700 Central Avenue
St. Petersburg, Florida 33701
(Address of Principal Executive Offices and Zip Code)

2017 Equity Incentive Plan
Non-Qualified Stock Purchase Plan
(Full title of the plan)

Anthony N. Leo
Chief Executive Officer
BayFirst Financial Corp.
700 Central Avenue
St. Petersburg, Florida 33701
(Name and address of agent for service)

(727) 440-6848
(Telephone number, including area code, of agent for service)

Copies of all communications, including copies of all communications sent to agent for service, should be sent to:

Richard Pearlman Esq.
Igler and Pearlman, P.A.
2457 Care Drive, Suite 203
Tallahassee, Florida 32308

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

    Large accelerated filer:        Accelerated filer:
    Non-accelerated filer:        Smaller reporting company:
            Emerging growth company:
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock (2017 Equity Incentive Plan) Common Stock (Non-Qualified Stock Purchase Plan) Total	522,753 shares 100,000 shares 622,753 shares	$25.40 $25.40 $25.40	$13,277.926.20 $2,540,000.00 $15,817,926.20	$1,230.86 $235.46 $1,466.32
(1)    Plus an indeterminate number of shares which may be required to be issued or may be issued pursuant to the antidilution provisions of the plans for stock splits, stock dividends or similar transactions.
(2)    Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act. The registrant calculates the proposed maximum aggregate offering price in accordance with Rule 457(c), based on the last trading price on the OTC Markets Group Quotation System (OTCQB market tier) on November 2, 2021.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.        Incorporation of Documents by Reference.

The following documents filed by BayFirst Financial Corp. (“BayFirst” or the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:
1.    The Company’s Registration Statement on Form S-1/A (Registration No. 333-256009), filed on November 3, 2021.

2.    All reports filed subsequent to that date pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

3.    The description of Company common stock contained in the Registration Statement on Form S-1/A (Registration No. 333-256009), filed on November 3, 2021, including any amendments or reports filed with the Commission for the purpose of updating such description.

All other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all the shares of Company common stock offered hereby have been sold or which deregisters all the shares of Company common stock then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.        Description of Securities.

Not applicable.

Item 5.        Interest of Named Experts and Counsel.

Not applicable.

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Item 6.        Indemnification of Directors and Officers.

The Florida Business Corporation Act (“FBCA”) permits, under certain circumstances, the indemnification of directors and officers of a corporation, or indemnified party, with respect to any threatened, pending or completed action, suit or proceeding to which such person is or was a party because of his or her being a director and officer of the corporation or is or was serving at the request of the corporation as a director, officer, manager, partner, trustee, employee, or agent of another domestic or foreign corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise against liability incurred in such proceeding; provided, however, that such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The FBCA also permits indemnification against expenses and amounts paid in settlement actually and reasonably incurred in connection with such proceeding. Unless ordered by a court, a corporation may not indemnify an indemnified party unless authorized for a specific proceeding after a determination that indemnification is permissible because the director or officer has met the relevant standard of conduct by either, depending on the circumstances, (i) a majority of directors or a committee designated by the board if a quorum is not obtainable, (ii) independent special legal counsel selected by the board, or (iii) the shareholders (excluding shares voted by a party to the proceeding).
Under the FBCA, a corporation must indemnify an indemnified party who was successful, on the merits or otherwise, in the defense of any proceeding to which the individual was a party because he or she is or was a director or officer of the corporation against expenses incurred by the individual in connection with the proceeding.
A corporation may, under the FBCA, before final disposition of a proceeding, advance funds to pay for or reimburse expenses incurred in connection with the proceeding by an officer or director who is a party to the proceeding because that individual is or was a director or an officer if such person delivers to the corporation a signed written undertaking to repay any funds advanced if such person is not entitled to indemnification under the FBCA. Expenses incurred by other employees and agents may be paid in advance upon the terms the board of directors of a corporation decides to be appropriate.
Unless a corporation’s articles of incorporation provide otherwise, notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board or of the shareholders in the specific case, the FBCA permits an indemnified party to apply for indemnification or an advance for expenses, or both, to a court having jurisdiction.
Notwithstanding other sections of the FBCA regarding indemnification, unless ordered by a court in certain circumstances, the FBCA prohibits indemnification or the advancement of expenses to an indemnified party if a judgment or other final adjudication establishes that such person’s actions were material to the cause of action and (i) constitute willful or intentional misconduct or a conscious disregard for the best interests of the company, (ii) an improper personal benefit was involved, (iii) constitute a violation of criminal law (unless such person had reasonable cause to believe the conduct was lawful) or (iv) involves liability under the statute for unlawful distributions.
In addition to the authority granted to us by the FBCA to indemnify our directors and officers, certain other provisions of the FBCA have the effect of further limiting the personal liability of our directors and officers. For example, a director of a Florida corporation cannot be held personally liable for monetary damages to the corporation or any other person for any statement, vote, decision or failure to act as a director except in the case of certain qualifying breaches of the director’s duties.

Our Bylaws state we shall indemnify our directors and officers from expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a claim, action or suit by reason of his or her position or is serving in such position at our request if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Our Bylaws require us to indemnify a director or officer who is successful on the merits and entitled to indemnification under our Bylaws. We must also indemnify any director or officer for expenses actually and reasonably incurred in connection with a claim, action or suit by or in the right of the Company. Any indemnification under our Bylaws is subject to a determination that such person met the applicable standard of conduct by a majority of our Board or, in certain circumstances, a committee, by independent legal counsel or the shareholders by a majority vote. We may advance expenses, including attorneys’ fees, upon a preliminary determination that such person met the applicable standard of conduct, or as authorized by our Board in a specific case or, in either event, upon receipt of a written commitment from or on behalf of such person to repay the expenses unless it is ultimately determined he or she is entitled to indemnification. Our Bylaws provide that indemnification under our Bylaws is not exclusive and any indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and such person complied with the required standards of conduct. Our Bylaws further provide that we may purchase and maintain insurance on behalf of our directors and officers in their capacities as such, or serving at the request of us, against any liabilities asserted against such persons and incurred by such persons in any capacity, or arising of such persons status as such, whether or not we would have the power to indemnify such persons against such liability under our amended and restated Bylaws.
We maintain liability insurance policies that cover certain liabilities of our directors and officers arising out of proceedings based on acts or omissions in their capacities as directors or officers, including directors and officers liability insurance and excess directors and officers liability insurance.
The foregoing is only a general summary of certain aspects of the FBCA law and our governing documents, and does not purport to be complete. It is qualified in its entirety by reference to our Bylaws, which are filed as an exhibit to this registration statement, and to the relevant provisions of the FBCA.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted for our directors and officers, or for persons controlling us, pursuant to our Articles of Incorporation, Bylaws or the FBCA, or pursuant to an indemnification agreement, we acknowledge that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.        Exemption from Registration Claimed.

Not applicable.

Item 8.        Exhibits.

Exhibit Number	Exhibit Name	Filed Herewith
4.1	Form of common stock certificate
4.2	Amended and Restated Articles of Incorporation
4.3	Bylaws
4.4	Amendment to Bylaws, dated August 22, 2019
4.5	Amended and Restated 2017 Equity Incentive Plan
4.6	Form of Stock Option Agreement under Amended and Restated 2017 Equity Incentive Plan
4.7	Form of Restricted Stock Award Grant Notice under Amended and Restated 2017 Equity Incentive Plan
4.8	Form of Restricted Stock Unit Award Grant Notice under Amended and Restated 2017 Equity Incentive Plan
4.9	Non-Qualified Employee Stock Purchase Plan	*
5.1	Opinion of Igler and Pearlman, P.A.	*
23.1	Consent of Dixon Hughes Goodman LLP	*
23.2	Consent of Igler and Pearlman, P.A. (included in Exhibit 5.1)	*
24.1	Power of Attorney (included on signature page to this registration statement)	*

Item 9.        Undertakings.

(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
        (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
        (ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
        (iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

    (2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
    (3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Petersburg, State of Florida, on November 15, 2021.

BAYFIRST FINANCIAL CORP.

By:    /s/ Anthony N. Leo
    Anthony N. Leo
    Principal Executive Officer and
Chief Executive Officer

By:    /s/ Robin L. Oliver
    Robin L. Oliver
    Principal Financial and Accounting Officer and
Chief Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Anthony N. Leo and Robin L. Oliver, and each of them acting individually, as his or her true and lawful attorney-in-fact, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (unless revoked in writing), to sign any and all amendments (including post-effective amendments thereto) to this registration statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agents, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ George Apostolou George Apostolou	Director	November 10, 2021
/s/ Derek S. Berset Derek S. Berset	Director	November 10, 2021
/s/ Mark S. Berset Mark S. Berset	Director	November 10, 2021
/s/ Dennis R. DeLoach, III Dennis R. DeLoach, III	Director	November 11, 2021
/s/ Alexander Harris Alexander Harris	Director	November 10, 2021
/s/ Tarek Helal Tarek Helal	Director	November 10, 2021
/s/ Trifon Houvardas Trifon Houvardas	Director	November 10, 2021
/s/ Anthony N. Leo Anthony N. Leo	Chief Executive Officer and Director (Principal Executive Officer)	November 10, 2021
/s/ Robin L. Oliver Robin L. Oliver	Chief Financial Officer (Principal Financial and Accounting Officer)	November 10, 2021
/s/ Christos Politis, M.D. Christos Politis, M.D.	Director	November 10, 2021
/s/ Anthony Saravanos Anthony Saravanos	Director	November 10, 2021
/s/ Bradly W. Spoor Bradly W. Spoor	Director	November 10, 2021
/s/ Harold J. Winner Harold J. Winner	Director	November 10, 2021
/s/ Barbara Zipperian Barbara Zipperian	Director	November 10, 2021